Exhibit 23.1

Three Gateway Center	Accountants and Consultants
Pittsburgh, PA 15222-1015
(412) 391-0724

Chartwell International, Inc.
Falls Church, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-134576) of Chartwell International, Inc. of our reports dated October xx, 2009, relating to the consolidated financial statements and the effectiveness of Chartwell International, Inc.’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which are incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated October 13, 2009 relating to the financial statement schedules, which appear in this Form 10-K./s/ Urish Popeck & Co., LLC

Urish Popeck & Co., LLC

Pittsburgh, PA

October 13, 2009